Filed pursuant to Rule 424(b)(3)
File No. 333-208645

Prospectus Supplement No. 2 Dated May 26, 2016
(To Prospectus Dated April 25, 2016, As Supplemented by Prospectus Supplement No. 1 Dated May 17, 2016)

1,055,349 Shares of Common Stock

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates and supplements the prospectus of COPsync, Inc. (the “Company,” “we,” “us,” or “our”) dated April 25, 2016, as updated and supplemented by Prospectus Supplement No. 1 dated May 17, 2016 (collectively, the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission:

A. Our Current Report on Form 8-K filed with the Securities Exchange Commission on May 26, 2016.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 26, 2016

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on May 26, 2016	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	001-37613	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16415 Addison Road, Suite 300, Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(972) 865-6192
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 20, 2016, COPsync, Inc. (the “Company”) received a notice (the “Notice”) from The NASDAQ Capital Market (“NASDAQ”) indicating that the Company no longer meets the continued listing requirement as set forth in NASDAQ Rule 5550(b), based on the information presented in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016.  NASDAQ Rule 5550(b) requires the Company to meet one of the following three requirements:

(1)	minimum stockholders’ equity of $2.5 million;

(2)	market value of listed securities of $35 million; or

(3)	net income of $500,000 from continuing operations in the latest fiscal year or in two of the last three fiscal years.

NASDAQ stated in its letter that, pursuant to NASDAQ listing rules, the Company has 45 calendar days from the date of the Notice to submit a plan to regain compliance. If NASDAQ accepts the Company’s plan, NASDAQ may grant the Company a 180-calendar-day extension from the date of the Notice to regain compliance. If the plan is not accepted by NASDAQ, the Company may appeal the decision to a NASDAQ Hearings Panel.

The Company is currently evaluating various alternative courses of action to regain compliance and intends to timely submit a plan to regain compliance with NASDAQ continued listing standards pursuant to the applicable rules. The Company’s plan may include the sale of additional equity securities to meet the $2.5 million minimum stockholder’s equity requirement or efforts to meet the market value of listed securities of $35 million, or both.   However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to regain compliance within the allotted timeframe.

The Company has already received one term sheet from a group of investors who have expressed an interest in investing additional capital in the Company. The Company anticipates receiving other indications of capital investment interest in the near term as well.

If the Company elects to raise additional capital to meet the $2.5 million minimum stockholders’ equity requirement, the Company plans to use the capital to accelerate the growth of the Company’s business as the Company:

·	continues expanding its law enforcement real-time communication system and data interoperability network (the “COPsync Network”) and its COPsync911 threat alert system throughout the United States; and

·	moves toward profitability, which the Company expects to occur in the first half of 2017.

Forward Looking Statements

This Current Report on Form 8-K, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect(s),” “anticipate,” “intend,” “plan,” believe,” “may,” “could,” “should,” “likely,” “believe(s),” “future,” and similar terminology or expressions. Specifically, the following statements: “The Company anticipates receiving other indications of capital investment interest in the near term as well”; “…the Company plans to use the capital to accelerate the growth of the Company’s business…”; and the sentence ending with “which the Company expects to occur in the first half of 2017.” Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to implement and execute its plan to regain compliance with NASDAQ continued listing standards. All forward-looking statements are based on information available to the Company as of the date of this Report. The Company’s actual results may differ from expected results expressed in these forward-looking statements. Furthermore, except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Other risks and uncertainties that may affect our future results can be found in the risk factors section in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: May 26, 2016	By:	/s/ Ronald A. Woessner
	Name:	Ronald A. Woessner
	Title:	Chief Executive Officer